Exhibit 10.3

Director Compensation

Effective January 1, 2019, non-employee director compensation is as follows:

			Committee Service
					Nominating
	Board	Lead			and
	Service	Director	Audit	Compensation	Governance
Annual retainer	$75,000	$—	$—	$—	$—
Restricted stock (value), one year vesting	180,000	—	—	—	—
Lead annual retainer	—	20,000	—	—	—
Lead restricted stock (value)	—	15,000	—	—	—
Committee chair annual retainer	—	—	25,000	15,000	15,000
Committee chair restricted stock (value)	—	—	25,000	15,000	15,000
Committee member annual retainer	—	—	10,000	5,000	5,000
Meeting fee	1,500	—	1,500	1,500	1,500